Exhibit 4.3

The Finish Line, Inc.
2009 Incentive Plan

Amended and Restated as of April 16, 2014, and
Further Amended as of June 27 and July 14, 2016

Article 1.  Establishment, Purpose and Term.

Section 1.1 Establishment.  The Finish Line, Inc. 2009 Incentive Plan (as amended, the “Original Plan”) was originally approved by the Board of Directors of The Finish Line, Inc. (“Company”) on April 24, 2009 (the “Effective Date”) and subsequently approved by the Company’s shareholders on July 23, 2009.  The Original Plan was amended and reapproved by the Company’s Board of Directors on April 16, 2014, was subsequently reapproved by the Company’s shareholders on July 17, 2014, and was further amended on June 27 and July 14, 2016 (the Original Plan, as so amended, the “Plan”). Subject to Section 13.1, Awards may be granted as provided herein for the term of the Plan.

Section 1.2 Purposes.  The purposes of the Plan are to foster and promote the long-term financial success of the Company and materially increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participant ownership in the Company, attract and retain talent, and enable Participants to participate in the long-term growth and financial success of the Company. In addition, the Plan provides the ability to make Awards linked to the profitability of the Company’s businesses and increases in shareholder value.

Section 1.3 Term.  The Plan became effective on the Effective Date. No additional Incentive Stock Options shall be made after the tenth anniversary of the date the Plan is last approved by the Company’s shareholders. After the expiration or termination of the Plan, outstanding Awards shall be administered in accordance with the provisions hereof and thereof. The Plan shall continue in effect until all matters relating to the settlement of Awards and administration of the Plan have been completed.

Article 2.  Definitions.

For purposes of the Plan, the following terms are defined as set forth below and certain other terms used herein have definitions given to them in the first place in which they are used:

Section 2.1 “2002 Plan” means the 2002 Stock Incentive Plan of The Finish Line, Inc. (as Amended and Restated July 21, 2005), as amended.

Section 2.2 “Affiliate” means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under control with, the Company.

Section 2.3 “Agreement” means any agreement entered into pursuant to the Plan by which an Award is granted to a Participant.

Section 2.4 “Award” means any Bonus Award, Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, or Performance Award granted to a Participant under the Plan. Awards shall be subject to the terms and conditions of the Plan and shall be evidenced by an Agreement containing such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.

Section 2.5 “Beneficiary” means any person or other entity, which has been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the compensation, awarded to such Participant under the Plan, to the extent permitted. If there is no designated beneficiary, then the term “Beneficiary” means any person or other entity entitled by will or the laws of descent and distribution to receive such compensation.

Section 2.6 “Board of Directors” or “Board” means the Board of Directors of the Company.

Section 2.7 “Bonus Award” has the meaning set forth in Article 5(a) of this Plan.

Section 2.8 “Cause” means, unless otherwise specifically provided in an Agreement, any act or omission which permits the Company to terminate the written employment agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement, or in the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “cause,” then “Cause” means the occurrence of one or more of the following events: (a) the willful and continued failure by the Participant to perform his or her material duties with respect to the Company or its Affiliates for a period of more than 30 days; (b) the willful or intentional engaging by the Participant in conduct within the scope of his or her employment that causes material and demonstrable injury, monetarily or otherwise, to the Company including, without limitation, breach of fiduciary duty, fraud, misappropriation, embezzlement or theft; (c) the Participant’s conviction for, or a plea of nolo contendere to, the commission of a felony or other crime involving moral turpitude; or (d) a breach of the Participant’s covenants set forth in any other agreement between the Participant and the Company and the failure of the Executive to cure within 10 days after receipt of notice from the Company.

Section 2.9 “Common Stock” means the Company’s class A common stock as set forth and described in the Company’s articles of incorporation, as amended, whether presently or hereinafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter.

Section 2.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto and the regulations thereunder, as amended from time to time.

Section 2.11 “Commission” means the Securities and Exchange Commission or any successor thereto.

Section 2.12 “Committee” means the committee of the Board responsible for granting and administering Awards under the Plan, which initially shall be the Compensation Committee of the Board, until such time as the Board may designate another committee. The Committee shall consist solely of two or more directors and each member of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 and also an “outside director” under Section 162(m) of the Code. In addition, each member of the Committee shall satisfy any independence or other corporate governance standards imposed by the Nasdaq Stock Market or other securities market on which the Stock shall be listed from time to time. Notwithstanding the foregoing, if and to the extent that no Committee exists which has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed to be references to the Board.

Section 2.13 “Company” means The Finish Line, Inc., an Indiana corporation, and includes any successor or assignee corporation or corporations into which the Company may be merged, changed or consolidated; any corporation for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company. Wherever the context of the Plan so admits or requires, “Company” also means “Affiliate.”

Section 2.14 “Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.

Section 2.15 “Deferred Stock” means a right granted to a Participant under Section 9.1 hereof to receive Stock at the end of a specified deferral period.

Section 2.16 “Domestic Relations Order” has the meaning set forth in the Code.

Section 2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Section 2.18 “Exercise Price” means the price that a Participant must pay to exercise an Award or the amount upon which the value of an Award is based.

Section 2.19 “Fair Market Value” means, as of any given date, the average of the high and low market price on the Nasdaq Stock Market or such other public trading market on which the Stock is traded on that date. If there is no regular public trading market for such Stock, the Fair Market Value of the Stock shall be determined by the Committee in good faith. In each case, the Fair Market Value shall be determined without regard to whether the Stock is restricted or represents a minority interest.

Section 2.20 “Grant Date” means the date as of which an Award is granted pursuant to the Plan. In no event may the Grant Date be earlier than the Effective Date unless the effectiveness of the Award is contingent on the approval of the Plan by the Company’s shareholders.

Section 2.21 “Incentive Stock Option” means any Option that is intended to be, is designated as, and actually qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

Section 2.22 “Non-Qualified Stock Option” means a Stock Option that is not an Incentive Stock Option.

Section 2.23 “Option Period” means the period during which the Option shall be exercisable in accordance with an Agreement and Article 6.

Section 2.24 “Participant” means a person who satisfies the eligibility conditions of Section 4.6 and to whom an Award has been granted by the Committee under the Plan. In the event that a Representative is appointed for a Participant, then the term “Participant” shall mean such appointed Representative. Notwithstanding the appointment of a Representative, the term “Termination of Employment” shall mean the Termination of Employment of the Participant.

Section 2.25 “Performance Award” means an Award consisting of Performance Shares or Performance Units described in Article 10.

Section 2.26 “Performance Goals” mean the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

Section 2.27 “Performance Measure” means any measure based on any of the performance criteria set out in this Section, either alone or in any combination, and, if not based on individual performance, on either a consolidated or a division or business unit level, as the Committee may determine and measured on an absolute basis or relative to a pre-established target, to previous year’s results or to a designated comparison group: individual Participant financial or non-financial performance goals; sales; cash flow; cash flow from operations; operating profit or loss; operating income or loss; net operating income or loss; net income or loss; operating margin; net income margin; profit margin; return on assets; return on net assets; four-wall contribution; economic value added; return on total assets; return on equity; return on capital; return on operating income; total shareholder return; revenue or loss; revenue growth or decline; earnings before interest, taxes, depreciation and amortization (“EBITDA”); EBITDA growth or decline; basic earnings per share (positive or negative); diluted earnings per share (positive or negative); funds from operations per share; per share growth (positive or negative); cash available for distribution; market share; cash available for distribution per share; per share growth or decline; share price performance on an absolute basis and relative to an index of earnings per share; improvements in the Company’s attainment of expense levels; overhead reduction; expense reduction or control; or implementing or completion of critical projects. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; effects of divestitures; effects of litigation activities and settlements; stock compensation; bonuses for officers, senior management and corporate management, and professionals; and executive severance of a material nature (in excess of $500,000). Any such performance criterion or combination of such criteria may apply to the Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. In the event Section 162(m) of the Code or applicable tax or other laws change to permit the Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant.

Section 2.28 “Performance Period” means the time period during which a Performance Award shall be earned and shall be at least one (1) fiscal year in length, unless otherwise determined by the Committee.

Section 2.29 “Performance Unit” means a right granted pursuant to the terms and conditions established by the Committee which is described in Section 10.1.

Section 2.30 “Performance Share” means a right granted pursuant to the terms and conditions established by the Committee which is described in Section 10.1.

Section 2.31 “Plan” means The Finish Line, Inc. 2009 Incentive Plan, as herein set forth and as may be amended from time to time.

Section 2.32 “Representative” means (a) the person or entity acting as the executor or administrator of a Participant’s estate pursuant to the last will and testament of a Participant or pursuant to the laws of the jurisdiction in which the Participant had the Participant’s primary residence at the date of the Participant’s death; (b) the person or entity acting as the guardian or temporary guardian of a Participant; or (c) the person or entity which is the Beneficiary of the Participant upon or following the Participant’s death; provided that only one of the foregoing shall be the Representative at any point in time as determined under applicable law and recognized by the Committee.

Section 2.33 “Restricted Stock” means Stock granted to a Participant under Section 8.1 and which is subject to certain restrictions and to a risk of forfeiture or repurchase by the Company.

Section 2.34 “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Commission under Section 16 of the Exchange Act.

Section 2.35 “Stock” means the Company’s Common Stock, whether presently or hereafter issued, and any other stock or security resulting from adjustment thereof as described hereinafter.

Section 2.36 “Stock Appreciation Right” means a right granted under Section 7.1.

Section 2.37 “Stock Option” or “Option” means a right, granted to a Participant under Section 6.1, to purchase Stock at a specified price during specified time periods.

Section 2.38 “Termination of Employment” means the occurrence of any act or event whether pursuant to an employment agreement or otherwise that actually or effectively causes or results in the person’s ceasing, for whatever reason, to be an officer or employee of the Company or of any Affiliate, including, without limitation, death, disability, dismissal, severance at the election of the Participant, retirement, or severance as a result of the discontinuance, liquidation, sale or transfer by the Company or its Affiliates of a business owned or operated by the Company or its Affiliates. With respect to any non-employee member of the Board or of a board of directors of an Affiliate, Termination of Employment means the termination of a Participant’s status as a non-employee director of the Board or of a board of directors of an Affiliate. With respect to any other person who is not an employee with respect to the Company or an Affiliate, the Agreement shall establish what act or event shall constitute a Termination of Employment for purposes of the Plan. A Termination of Employment shall occur with respect to an employee who is employed by an Affiliate if the Affiliate shall cease to be an Affiliate and the Participant shall not immediately thereafter become an employee of the Company or an Affiliate.

Article 3.  Compensation Committee Administration.

Section 3.1 Committee Structure.  The Plan shall be administered by the Committee, but any action that may be taken by the Committee may also be taken by the full Board of Directors of the Company.

Section 3.2 Committee Actions.  Subject to the Committee’s charter, the Committee may authorize any one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee or the Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines.

Section 3.3 Committee Authority.  Subject to applicable law, the Company’s articles of incorporation and by-laws, the Committee’s charter or the terms of the Plan, the Committee shall have the authority:

(a)  to select those persons to whom Awards may be granted from time to time;

(b)  to determine whether and to what extent Awards are to be granted hereunder;

(c)  to determine the number of shares of Stock to be covered by each Award granted hereunder;

(d)  to determine the terms and conditions of any Award granted hereunder, including any provisions deemed by the Committee in good faith to be necessary or appropriate for a “nonqualified deferred compensation plan,” as defined in Section 409A(d)(1) of the Code, to avoid being subject to taxation under Section 409A(a)(1) of the Code, provided that the Exercise Price of any Option or Stock Appreciation Right shall not be less than the Fair Market Value per share of the underlying Stock as of the Grant Date;

(e)  to adjust the terms and conditions, at any time or from time to time, of any Award (including acceleration of vesting of any Award), subject to the limitations contained elsewhere herein, including, but not limited to, Section 13.1 and Section 13.10;

(f)  to determine to what extent and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred, subject to compliance in good faith with the requirements of the Plan and Section 409A of the Code to avoid the Award being subject to taxation under Section 409A(a)(1) of the Code;

(g)  to provide for the forms of Agreement to be utilized in connection with this Plan;

(h)  to determine what legal requirements are applicable to the Plan, Awards, and the issuance of Stock, and to require of a Participant that appropriate action be taken with respect to such requirements;

(i)  to cancel, with the consent of the Participant (if required under the Plan or the applicable Agreement) or as otherwise provided in the Plan or the applicable Agreement, outstanding Awards;

(j)  to require as a condition of the exercise of an Award or the issuance or transfer of a certificate (or other representation of title) of Stock, the withholding from a Participant of the amount of any taxes as may be necessary in order for the Company or any other employer to obtain a deduction or as may be otherwise required by law;

(k)  to determine whether and with what effect an individual has incurred a Termination of Employment;

(l)  to determine the restrictions or limitations on the transfer of Stock;

(m)  to determine whether an Award is to be adjusted, modified or purchased, or is to become fully or partially exercisable, under the Plan or the terms of an Agreement;

(n)  to determine the permissible methods of Award exercise and payment within the terms and conditions of the Plan and the applicable Agreement;

(o)  to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of this Plan;

(p)  to appoint and compensate agents, counsel, auditors or other specialists to aid it in the discharge of its duties; and

(q)  to make all other determinations which may be necessary or advisable for the administration of the Plan.

The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Agreement) and to otherwise supervise the administration of the Plan. The Committee’s policies and procedures may differ with respect to Awards granted at different times and may differ with respect to a Participant from time to time, or with respect to different Participants at the same or different times.

Section 3.4 Committee Determinations and Decisions.  Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or an Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and Participants unless revised by the Committee, subject to any ratifications or approvals of the Board that the Committee or Board may request. Any determination shall not be subject to de novo review if challenged in court. Neither the Committee (including any member thereof) nor the Company shall have any liability to any Participant for any matter it determined in good faith as being in compliance with the Code even if such determination was later proved incorrect.

Article 4.  Shares and Eligibility.

Section 4.1 Number of Shares.  The maximum number of shares of Common Stock which may be used for Awards under this Plan (all of which may be issued pursuant to the exercise of Incentive Stock Options) shall be equal to 10,500,000 shares; provided that in any case the maximum number of such shares which may be used for Awards other than Stock Options or Stock Appreciation Rights shall be 4,000,000 shares.  Upon approval of the Plan by the Company’s shareholders on July 23, 2009, the 2002 Plan is no longer available for use for the grant of new incentive awards other than awards granted wholly from shares returned to the 2002 Plan by forfeiture after the annual shareholder meeting in July, 2009. The shares of Common Stock available for Awards under the Plan may be authorized and unissued shares, treasury shares or a combination thereof, as the Committee shall determine.

Section 4.2 Release of Shares.  Subject to Section 4.1, the Committee shall have full authority to determine the class and number of shares of Stock available for Awards. In its discretion the Committee may include (without limitation), as available for distribution, (a) shares of Stock subject to any Award that have been previously forfeited; or (b) shares under an Award that otherwise terminates without issuance of Stock being made to a Participant. Any shares that are available immediately prior to the termination of the Plan, or any shares of Stock returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.

Section 4.3 Restrictions on Shares.  Stock issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its discretion may determine and/or provide in the Agreement. The Company shall not be required to issue or deliver any certificates for Stock, cash or other property prior to (a) the completion of any registration or qualification of such shares under federal, state or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable; (b) the satisfaction of any applicable withholding obligation in order for the Company or an Affiliate to obtain a deduction or discharge its legal obligation with respect to the exercise of an Award; and (c) satisfaction of any other terms, conditions or restrictions specified by the Committee herein, in any applicable Agreement or otherwise. The Company may cause any certificate (or other representation of title) for any shares of Stock to be delivered to be properly marked with a legend or other notation reflecting the limitations on transfer of such Stock as provided in this Plan, any shareholder agreement then in effect, or as the Committee may otherwise require. The Committee may require any person exercising an Award to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the Stock in compliance with applicable law or otherwise.

Section 4.4 Shareholder Rights.  No person shall have any rights of a shareholder as to Stock subject to an Award until, after proper exercise of the Award or other action required, such shares shall have been recorded on the Company’s official shareholder records as having been issued and transferred. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the shares, and a Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date such shares are recorded as issued and transferred in the Company’s official shareholder records, except as provided herein or in an Agreement.

Section 4.5 Effect of Certain Corporate Changes.  Notwithstanding anything to the contrary herein, in the event of any share dividend, share split, combination or exchange of shares, recapitalization or other change in the capital structure of the Company, corporate separation or division of the Company (including, but not limited to, a split-up, spin-off, split-off or distribution to Company shareholders other than a cash dividend), reorganization, rights offering, a partial or complete liquidation, or any other corporate transaction, Company securities offering or event involving the Company and having an effect similar to any of the foregoing, then the Committee shall make appropriate adjustments or substitutions as described below in this Section and in compliance with the Code. The adjustments or substitutions may relate to the number of shares of Stock available for Awards under the Plan, the number of shares of Stock covered by outstanding Awards, the Exercise Price per share of outstanding Awards, and any other characteristics or terms of the Awards as the Committee may deem necessary or appropriate to reflect equitably the effects of such changes to the Participants; provided, however, that to the extent that Section 409A, Section 422 or Section 162(m) of the Code shall apply to an Award, any such adjustments or substitutions shall only be made to the extent that, in the Committee’s good faith determination, they comply with the requirements of Section 409A to avoid being subject to taxation under Section 409A(a)(1) of the Code, Section 422 of the Code to continue treatment as an “incentive stock option” under Section 422 of the Code and Section 162(m) of the Code to continue treatment as qualified performance based compensation under Section 162(m) of the Code.

Section 4.6   Eligibility.  Except as herein provided, the persons who shall be eligible to participate in the Plan and be granted Awards shall be those persons who are current or prospective employees of, or consultants or advisors to, the Company or any Affiliate, or current or prospective non-employee members of the Board of Directors of the Company or any Affiliate. Of those persons described in the preceding sentence, the Committee may, from time to time, select persons to be granted Awards and shall determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee shall give consideration to such factors deemed appropriate by the Committee.

Section 4.7  No Repricing or Replacement Without Shareholder Approval.  Except as described in Section 4.5 or Section 11.3 of the Plan, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, and outstanding Stock Options or Stock Appreciation Rights may not be canceled, exchanged, bought-out, replaced or surrendered in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without shareholder approval.  This Section 4.7 is intended to prohibit the repricing of “underwater” Stock Options and Stock Appreciation Rights without shareholder approval and will not be construed to prohibit the adjustments provided for in Section 4.5 or Section 11.3 of the Plan.  Notwithstanding any provision of the Plan to the contrary, this Section 4.7 may not be amended without shareholder approval.

Section 4.8  Minimum Vesting Requirements.  The minimum vesting period for an Award shall be at least one year.

Article 5.  Bonus Awards.

(a)  General.  The Committee shall have authority to establish, from time to time, various programs under the Plan pursuant to which Participants may be granted Bonus Awards. A “Bonus Award” shall entitle the Participant to earn incentive compensation based on the achievement of performance goals established for one or more performance periods. For each program, the Committee shall establish the terms and conditions of each program which may include, without limitation, the performance period, the Participants who will participate in the program, the various possible award levels for each Participant, which may include a threshold, target and maximum award and may or may not be based on percentages of base salary, and the performance goals that must be met for each award level to be earned. An Agreement with each Participant shall not be necessary.

(b)  Earning Bonus Award.  A Participant shall not earn a Bonus Award and no payment shall be made until the Committee determines that the performance goals have been obtained for the relevant award level for the relevant performance period and that the other material terms have been satisfied for the performance period. Whether or not a Participant has earned a Bonus Award shall be determined by the Committee in its sole discretion. Following determination of a Bonus Award, the Committee may make adjustments to a Bonus Award to reflect individual performance during such performance period.

(c)  Payment.  Unless otherwise determined by the Committee, payment for all Bonus Awards shall be made in cash within the short-term deferral period in accordance with Section 409A of the Code unless otherwise deferred pursuant to the Company’s then applicable non-qualified deferred compensation plan.

(d)  Non-transferability of Bonus Awards.  Unless otherwise specifically provided in the Agreement, no Bonus Award shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or disposed of, other than by will or by the laws of descent and distribution; provided, however, under no circumstances may a Participant assign, transfer, convey or dispose of a Bonus Award for consideration unless pursuant to a Domestic Relations Order.

(e)  Termination of Employment.  Except as otherwise provided by the Committee, in the event a Participant incurs a Termination of Employment, all Bonus Awards shall be forfeited by the Participant.

Article 6.  Stock Options.

Section 6.1 General.  The Committee shall have authority to grant Options under the Plan at any time or from time to time. The Committee shall consider the potential impact of Section 409A of the Code on each grant of Options and, if necessary, shall make the terms and conditions of the Options, in its good faith determination, comply with the requirements of Section 409A of the Code to avoid being subject to taxation under Section 409A(a)(1) of the Code. An Option shall entitle the Participant to receive Stock upon exercise of such Option, subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or an Agreement (the terms and provisions of which may differ from other Agreements) including, without limitation, payment of the Exercise Price.

Section 6.2 Grant.  The grant of an Option shall occur as of the Grant Date determined by the Committee, provided that the Grant Date shall not be earlier than the date upon which the Committee acts to grant the Option. Options may be granted alone or in connection with other Awards. An Award of Options shall be evidenced by, and subject to the terms of, an Agreement. The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options or both types of Options (in each case with or without Stock Appreciation Rights); provided, however, only a person who is a common-law employee of the Company, any “parent corporation” of the Company, or a “subsidiary corporation” of the Company (each term as defined in Section 424 of the Code) on the date of grant shall be eligible to be granted an Incentive Stock Option. To the extent that any Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

Section 6.3 Terms and Conditions.  Options shall be subject to such terms and conditions as shall be determined by the Committee, including and subject to the following:

(a)  Exercise Price.  The Exercise Price per share shall not be less than the Fair Market Value per share on the Grant Date. If an Option which is intended to qualify as an Incentive Stock Option is granted to an individual who owns or who is deemed to own shares possessing more than ten percent (10%) of the combined voting power of all classes of shares of the Company, a parent corporation or any subsidiary corporation (each term as defined in Section 6.2) (a “10% Owner”), the Exercise Price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share on the Grant Date.

(b)  Option Period.  The Option Period of each Option shall be fixed by the Committee. In the case of an Incentive Stock Option, the Option Period shall not exceed ten (10) years from the Grant Date.  If an Option which is intended to be an Incentive Stock Option is granted to a 10% Owner, the Option Period shall not exceed five (5) years from the Grant Date.  No Option which is intended to be an Incentive Stock Option shall be granted more than ten (10) years from the date the Plan is adopted by the Company or the date the Plan is approved by the shareholders of the Company, whichever is earlier.

(c)  Exercisability.  Subject to Section 11.2 and Section 6.4, an Option shall be exercisable in whole or in such installments and at such times, as established by the Committee in an Agreement; provided, however, no Incentive Stock Option may be exercised before the Plan is approved by the shareholders of the Company in the manner prescribed by Section 422 of the Code. The Committee may provide in an Agreement for an accelerated exercise of all or part of an Option upon such events or standards that it may determine, including one or more Performance Measures. In addition, the Committee may at any time accelerate the exercisability of all or part of any Option. If an Option is designated as an Incentive Stock Option, the aggregate Fair Market Value (determined on the Grant Date of the Option) of the Stock as to which such Incentive Stock Option which is exercisable for the first time during any calendar year (under the Plan or any other plan of the Company or any parent corporation or subsidiary corporation) shall not exceed $100,000. Except as otherwise provided in Article 11 in connection with acceleration events, or certain occurrences of termination, no Award granted under this Plan to an officer or director of the Company may be exercised, and no restrictions relating thereto may lapse, within six months of the date of such grant if (i) the requirements of Exchange Act Rule 16b-3(d)(1) were not satisfied with respect to the issuance of such Award; and (ii) the Committee has not otherwise waived such limitation.

(d)  Method of Exercise.  Subject to the provisions of this Article 6 and the applicable Agreement, a Participant may exercise Options, in whole or in part, during the Option Period by giving written notice of exercise on a form provided by the Committee to the Company specifying the number of shares of Stock subject to the Option to be purchased. Such notice shall be accompanied by payment in full of the purchase price by cash or certified check or such other form of payment as the Company may accept. If permitted in the applicable Agreement or otherwise by the Committee, payment in full or in part may also be made by (i) delivering Stock already owned by the Participant (for any minimum period required by the Committee) having a total Fair Market Value on the date of such delivery equal to the Exercise Price; (ii) the delivery of cash by a broker-dealer as a “cashless” exercise, provided such method of payment may not be used by an executive officer of the Company or a member of the Board to the extent such payment method would violate Rule 16b-3 or the Exchange Act; (iii) withholding by the Company of Stock subject to the Option having a total Fair Market Value as of the date of delivery equal to the Exercise Price; or (iv) any combination of cash and the foregoing.

(e)  Conditions for Issuance of Shares.  No shares of Stock shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class of shares that is subject to such Option (including, if applicable, the right to vote the shares and the right to receive dividends) when the Participant has given written notice of exercise, has paid in full for such shares, and such shares have been recorded on the Company’s official shareholder records as having been issued and transferred.

(f)  Non-transferability of Options.  Unless otherwise specifically provided in the applicable Agreement, no Option shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or disposed of, other than by will or by the laws of descent and distribution, and all Options shall be exercisable during the Participant’s lifetime only by the Participant; provided, however, under no circumstances may a Participant assign, transfer, convey or dispose of an Option for consideration unless pursuant to a Domestic Relations Order.

Section 6.4 Termination of Employment.  Except as otherwise provided by the Committee in the applicable Agreement, any portion of the Option that was not vested and exercisable on the date of Termination of Employment shall expire and be forfeited on such date, and any portion of the Option that was vested and exercisable on date of Termination of Employment shall also expire and be forfeited on such date to the extent not exercised before that date. Notwithstanding the foregoing, (a) with respect to Options granted to employees, except for such longer or shorter periods as provided in the applicable Agreement with respect to Non-Qualified Stock Options and for such shorter periods as provided in the applicable Agreement with respect to Incentive Stock Options, if the Termination of Employment was other than for Cause, death or disability (as defined in Section 22(e)(3) of the Code), the portion of the Option that is vested as of the date of Termination of Employment shall expire and be forfeited at midnight ninety (90) days from the date of such termination and if Termination of Employment was on account of death or disability (as defined above) the portion of the Option that is vested as of the date of Termination of Employment shall expire and be forfeited at midnight one (1) year from the date of such termination, and (b) with respect to Options granted to non-employee members of the Board of Directors the portion of the Option that is vested as of the date of Termination of Employment shall expire and be forfeited at midnight two (2) years from the date of such termination. Notwithstanding anything herein to the contrary, no Option shall be exercisable after the date set forth in the applicable Agreement.

Article 7.  Stock Appreciation Rights.

Section 7.1 General.  The Committee shall have authority to grant Stock Appreciation Rights under the Plan at any time or from time to time. Stock Appreciation Rights may be awarded alone or in tandem with other Awards granted under the Plan. The Committee shall consider the potential impact of Section 409A of the Code on each grant of Stock Appreciation Rights and, if determined to be necessary, shall make the terms or conditions of the Stock Appreciation Rights, in its good faith determination, comply with the requirements of Section 409A of the Code to avoid being subject to taxation under Section 409A(a)(1) of the Code. Subject to the Participant’s satisfaction in full of any conditions, restrictions or limitations imposed in accordance with the Plan or the applicable Agreement, a Stock Appreciation Right shall entitle the Participant to surrender to the Company the Stock Appreciation Right and to receive in Stock the number of shares described in Section 7.3(b).

Section 7.2 Grant.  The grant of a Stock Appreciation Right shall occur as of the Grant Date determined by the Committee. A Stock Appreciation Right entitles a Participant to receive Stock as described in Section 7.3(b). An Award of Stock Appreciation Rights shall be evidenced by, and subject to the terms of, an Agreement.

Section 7.3 Terms and Conditions.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee and set forth in an Agreement, including (but not limited to) the following:

(a)  Period and Exercise.  The term of a Stock Appreciation Right shall be established by the Committee. A Stock Appreciation Right shall be for such period and, subject to Section 11.2 and Section 7.3(e), shall be exercisable in whole or in installments and at such times as established by the Committee in an Agreement. The Committee may provide in an Agreement for an accelerated exercise of all or part of a Stock Appreciation Right upon such events or standards that it may determine, including one or more Performance Measures. In addition, the Committee may at any time accelerate the exercisability of all or part of any Stock Appreciation Right. Stock Appreciation Rights shall be exercised by the Participant’s giving written notice of exercise, on a form provided by the Committee, to the Company specifying the portion of the Stock Appreciation Right to be exercised.

(b)  Delivery of Stock.  Upon the exercise of a Stock Appreciation Right, a Participant shall receive a number of shares of Stock equal in value to the excess of the Fair Market Value per share of Stock on the date of exercise over the Exercise Price per share of Stock specified in the related Agreement, multiplied by the number of shares in respect of which the Stock Appreciation Right is exercised; provided, however, the Agreement may provide for payment in cash, or a combination of Stock and cash, or the Committee may reserve the right to determine the manner of payment at the time the Stock Appreciation Right is exercised. The Exercise Price per share shall not be less than the Fair Market Value per share on the Grant Date. The aggregate Fair Market Value per share of Stock shall be determined as of the date of exercise of such Stock Appreciation Right.

(c)  Grants in Connection With Options.  If the Stock Appreciation Right is granted in connection with an Option under the Plan then (i) the Participant, upon exercise of all or any part of the Stock Appreciation Rights, shall surrender to the Company, unexercised, that portion of the underlying Option relating to the same number of shares of Stock as is covered by the Stock Appreciation Rights (or the portion of the Stock Appreciation Rights so exercised), (ii) the Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Option and Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised, and (iii) the Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and the Stock Appreciation Right shall expire no later than the date on which the related Option expires.

(d)  Non-transferability of Stock Appreciation Rights.  Except as specifically provided in the Plan or in the applicable Agreement, no Stock Appreciation Rights shall be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged or disposed of, other than by will or the laws of descent and distribution, and all Stock Appreciation Rights shall be exercisable during the Participant’s lifetime only by the Participant; provided, however, under no circumstances may a Participant assign, transfer, convey or dispose of a Stock Appreciation Right for consideration unless pursuant to a Domestic Relations Order.

(e)  Termination of Employment.  A Stock Appreciation Right shall be forfeited or terminated at such time as an Option would be forfeited or terminated under Section 6.4, unless otherwise provided in an Agreement.

Article 8.  Restricted Stock.

Section 8.1 General.  The Committee shall have authority to grant Restricted Stock under the Plan at any time or from time to time. The Committee shall consider the potential impact of Section 409A of the Code on each grant of Restricted Stock and, if determined to be necessary, shall make the terms and conditions of the Restricted Stock, in its good faith determination, comply with the requirements of Section 409A of the Code to avoid being subject to taxation under Section 409A(a)(1) of the Code. The Committee may also require the recipient of the grant to make an election under Section 83(b) of the Code if the Restricted Stock so granted is subject to transfer restrictions or a substantial risk of forfeiture and if not required by the Company but the Participant makes an election under Section 83(b) of the Code the Participant shall promptly file a copy of such election with the Company. The Committee shall determine the number of shares of Restricted Stock to be awarded to any Participant, the time or times within which such Awards may be subject to forfeiture, and any other terms and conditions of the Awards. Each Award shall be confirmed by, and be subject to the terms of, an Agreement which contains the applicable terms and conditions of the Award, including the rate or times provided by the Committee for the lapse of any forfeiture restrictions or other conditions regarding the Award. The Committee may provide in an Agreement for an accelerated lapse of any such restrictions upon such events or standards that it may determine, including one or more Performance Measures. In addition, the Committee may at any time accelerate the lapse of any such restrictions with respect to all or part of any Restricted Stock.

Section 8.2 Grant, Awards and Certificates.  The grant of an Award of Restricted Stock shall occur as of the Grant Date determined by the Committee. Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. Notwithstanding the limitations on issuance of Stock otherwise provided in the Plan, each Participant receiving an Award of Restricted Stock shall be issued a certificate (or other representation of title) in respect of such Restricted Stock. Such certificate shall be registered in the name of such Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award as determined by the Committee and any restrictions the Stock may be subject to, including any shareholder agreement then in effect. The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a share power, endorsed in blank, relating to the Stock covered by such Award.

Section 8.3 Terms and Conditions.  Restricted Stock shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a)  Rights.  Except as provided in Section 8.3(c) and notwithstanding Section 4.4 and except as otherwise provided in the applicable Agreement, (i) the Participant shall have, with respect to the Restricted Stock, all of the rights of a shareholder of the Company holding the class of Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares, and (ii) for Restricted Stock which is performance based the Participant shall not have the right to receive any dividends until the Restricted Stock is vested at which time all unpaid and accrued dividends shall be paid. If any dividends or other distributions are paid in shares of Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.

(b)  Criteria.  As described in Section 8.1 above, the Committee may provide in an Agreement for the lapse of restrictions in installments and may accelerate the vesting of all or any part of any Award and waive the restrictions for all or any part of such Award; such provisions of an Agreement or Committee action may be based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, Performance Goals for a Performance Period, or such other factors or criteria as the Committee may determine.

(c)  Limitations on Transferability.  Subject to the provisions of the Plan and the Agreement, during a period set by the Committee, commencing with the date of such Award (the “Restriction Period”), the Participant shall not be permitted to sell, assign, margin, transfer, encumber, convey, gift, alienate, hypothecate, pledge or dispose of Restricted Stock; provided, however, under no circumstances may a Participant assign, transfer, convey or dispose of Restricted Stock for consideration unless pursuant to a Domestic Relations Order.

(d)  Termination of Employment.  Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock.

Article 9.  Deferred Stock.

Section 9.1 General.  The Committee shall have authority to grant an Award of Deferred Stock under the Plan at any time or from time to time. Deferred Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee may denominate a Deferred Stock Award in either shares of Stock or units. The Committee shall consider the impact of Section 409A of the Code on each grant of Deferred Stock and, if determined to be necessary, shall make the terms and conditions of the Deferred Stock, in its good faith determination, comply with the requirements of Section 409A of the Code to, except as otherwise provided in Section 9.2(e) or Section 9.2(f), avoid being subject to taxation under Section 409A(a)(1) of the Code. The Committee shall determine the number of shares of Deferred Stock to be awarded to any Participant, the duration of the period (the “Deferral Period”) prior to which the Stock will be delivered, and the conditions under which receipt of the Stock will be deferred and any other terms and conditions of the Awards. Each Deferred Stock Award shall be evidenced by, and subject to the terms of, an Agreement.

Section 9.2 Terms and Conditions.  Deferred Stock Awards shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

(a)  Rights.  Any rights, other than any rights explicitly set forth herein, with respect to Deferred Stock shall be provided for in an Agreement.

(b)  Criteria.  Based on service, performance by the Participant or by the Company or the Affiliate, including any division or department for which the Participant is employed, Performance Goals for a Performance Period, or such other factors or criteria as the Committee may determine, the Committee may provide for the lapse of deferral limitations in installments and may accelerate the vesting of all or any part of any Award and waive the deferral limitations for all or any part of such Award.

(c)  Limitations on Transferability.  Subject to the provisions of the Plan and the Agreement, Deferred Stock Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or disposed of during the Deferral Period; provided, however, under no circumstances may a Participant assign, transfer, convey or dispose of Deferred Stock Award for consideration unless pursuant to a Domestic Relations Order.

(d)  Termination of Employment.  Unless otherwise provided in an Agreement or determined by the Committee, if the Participant incurs a Termination of Employment the rights to the shares still covered by the Award shall be forfeited by the Participant, except the Committee shall have the discretion to waive in whole or in part any or all remaining deferral limitations with respect to any or all of such Participant’s Deferred Stock.

(e)  Delivery.  At the expiration of the Deferral Period, the Committee shall deliver Stock to the Participant pursuant to the Deferred Stock Award; provided, however, an Agreement may provide for the further deferral of receipt of the Deferred Stock payable under an Award for a specified time (or pursuant to a fixed schedule) or until the occurrence of a permissible distribution event under Section 409A of the Code; provided, further, however, the deferral in such Agreement must be fixed no later than the time specified by Section 409A of the Code.

(f)  Election.  If permitted in an Agreement, a Participant may elect to further defer receipt of the Deferred Stock payable under an Award for a specified time (or pursuant to a fixed schedule) or until the occurrence of a permissible distribution event under Section 409A of the Code, subject to such terms and conditions determined by the Committee. Any such election must be made no later than the time provided by Section 409A of the Code, as determined by the Committee.

Article 10.  Performance Awards.

Section 10.1 General.  The Committee shall have authority to grant Performance Awards under the Plan at any time or from time to time. The Committee shall consider the impact of Section 409A of the Code on each grant of a Performance Award and, if determined to be necessary, shall make the terms and conditions of the Performance Awards, in its good faith determination, comply with the requirements of Section 409A of the Code to avoid being subject to taxation under Section 409A(a)(1) of the Code. A Performance Unit and a Performance Share each consist of the right to receive shares of Stock or cash, as provided in the particular Agreement, and may be awarded either alone or in addition to other Awards granted under the Plan. Performance Units shall be denominated in units of value (including dollar value of shares of Stock) and Performance Shares shall be denominated in a number of shares of Stock. Subject to the terms of the Plan, the Committee shall have complete discretion to determine the number of Performance Units and Performance Shares, if any, granted to each Participant, the conditions for vesting or lapsing of restrictions, the time or times within which such Awards may be subject to forfeiture, whether dividend equivalents shall be paid and any other terms and conditions of the Awards. Each Performance Award shall be evidenced by, and be subject to the terms of, an Agreement.

Section 10.2 Earning Performance Awards.  The Committee shall determine the extent to which any Performance Award has been earned.

Section 10.3 Termination of Employment.  Unless otherwise specifically provided in an Agreement or determined by the Committee, in the event that a Participant incurs a Termination of Employment, all Performance Awards shall be forfeited by the Participant to the Company. Any distribution of earned Performance Awards authorized by an Agreement or determined by the Committee may be made at the same time payments are made to Participants who did not incur a Termination of Employment during the applicable Performance Period.

Section 10.4 Nontransferability.  Unless otherwise specifically provided in an Agreement, Performance Awards may not be sold, assigned, margined, transferred, encumbered, conveyed, gifted, alienated, hypothecated, pledged, or disposed of, other than by will or by the laws of descent and distribution; provided, however, under no circumstances may a Participant assign, transfer, convey or dispose of a Performance Award for consideration unless pursuant to a Domestic Relations Order.

Article 11.  Change in Control Provisions.

Section 11.1 Definition of Change in Control.  For purposes of this Plan, “Change in Control” shall mean the consummation of one or more of the following:

(a) the sale, exchange, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” or “group” (as such terms are used in the Securities Exchange Act of 1934, as amended);

(b) any person or group is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise;

(c) a merger, consolidation or similar reorganization of the Company with or into another entity, if the shareholders of Common Stock immediately prior to such transaction do not own a majority of the voting power of the voting stock of the surviving company or its parent immediately after the transaction in substantially the same proportions as immediately prior to such transaction; or

(d) during any 12‑month period, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by the Board (whether through the filling of a vacancy or otherwise) or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office.

Notwithstanding anything herein to the contrary, for Awards that are subject to Section 409A of the Code, the Committee may, in its sole discretion, prescribe in an applicable Agreement or other written agreement approved by the Committee, an alternative definition of “Change in Control” that is intended to satisfy the requirements of Section 409A of the Code and, to the extent required by Section 409A of the Code, provides that a Change in Control shall not be deemed to occur unless such event constitutes a “change in control event” within the meaning of Section 409A of the Code.

Section 11.2 Impact of Event.  Notwithstanding any other provision of the Plan to the contrary, and unless otherwise specifically provided in an Agreement, in the event of a Change in Control (determined without regard to subclause (a) of the definition set forth in Section 11.10), all Bonus Awards, Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock which are outstanding and have not otherwise vested shall be deemed vested and any performance goal or other condition with respect to any Performance Shares or Performance Units shall be deemed satisfied, immediately prior to the consummation of the Change in Control (determined without regard to subclause (a) of the definition set forth in Section 11.1).

Section 11.3 Additional Discretion.  The Committee shall have full discretion, notwithstanding anything herein or in an Agreement to the contrary, with respect to an outstanding Award upon a transaction described in Section 11.1 to provide that the securities of another entity be substituted hereunder for the Stock and to make equitable adjustment with respect thereto.

Section 11.4 Sole Determination.  The adjustments contained in this Article 11 and the manner of application of its provisions shall be determined solely by the Committee.

Article 12.  Provisions Applicable to Shares Acquired Under this Plan.

Section 12.1 No Company Obligation.  Except to the extent specifically required by applicable securities laws, none of the Company, an Affiliate or the Committee shall have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Stock or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with receipt or the exercise or distribution of an Award. The Company makes no representation or warranty as to the future value of the Stock issued or acquired in accordance with the provisions of the Plan.

Article 13.  Miscellaneous.

Section 13.1 Amendments and Termination.  The Board may amend, alter, or discontinue the Plan at any time, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of a Participant under an Award theretofore granted without the Participant’s consent. Notwithstanding the immediately preceding sentence, an amendment may be made without a Participant’s consent to (a) cause the Plan or an Award to comply with applicable law (including, but not limited to, any changes needed to avoid taxation of an Award as a “nonqualified deferred compensation plan” under Section 409A or under Section 280G of the Code) or (b) permit the Company or an Affiliate a tax deduction under applicable law including, without limitation, Section 162(m) of the Code. The Committee may amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board, and further subject to any approval or limitations the Board may impose. Notwithstanding the foregoing, any amendments to the Plan shall require shareholder approval to the extent required by federal or state law or any regulations or rules promulgated thereunder or the rules of the national securities exchange or market on which shares of Stock are listed.

Section 13.2 Unfunded Status of Plan.  It is intended that the Plan be an “unfunded” plan for incentive compensation. The Company may create trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan and all property held thereunder and income thereon shall remain solely the property and rights of the Company (without being restricted to satisfying the obligations created under the Plan) and shall be subject to the claims of the Company’s general creditors. The Company’s obligations created under the Plan shall constitute a general, unsecured obligation, payable solely out of its general assets.

Section 13.3 Listing, Registration and Compliance with Laws and Regulations.  All Awards made under this Plan shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the Stock subject to such Award upon any securities exchange or under any state or federal securities or other law or regulation, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to or in connection with the granting of the Awards or the issuance or purchase of shares thereunder, no Awards may be granted or exercised and no restrictions on Awards be lifted, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The holders of such Awards shall supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in obtaining such listing, registration, qualification, consent or approval. In the case of officers and other Persons subject to Section 16(b) of the Exchange Act, the Committee may at any time impose any limitations upon the exercise of an Option, Stock Appreciation Right or Restricted Stock or the lifting of restrictions on an Award of Deferred Stock or a Performance Award that, in the Committee’s discretion, are necessary or desirable in order to comply with such Section 16(b) and the rules and regulations thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable because of federal or state regulatory requirements to reduce the period during which any Options, Stock Appreciation Rights or Restricted Stock may be exercised, the Committee, may, in its discretion and without the Participant’s consent, so reduce such period on not less than 15 days written notice to the holders thereof.

Section 13.4 Provisions Relating to Section 162(m) of the Code.

Awards to Covered Employees shall be governed by the terms and conditions of this Section 13.4 in addition to the remainder of the Plan, to the extent the Committee desires such Awards to be qualified performance-based compensation under Section 162(m) of the Code. Notwithstanding anything herein to the contrary, the Committee may establish Awards where only a portion is structured to satisfy the requirements for qualified performance-based compensation under Section 162(m) of the Code as long as it is objectively clear which portion of the Award is not structured to satisfy the requirements for qualified performance-based compensation under Section 162(m) of the Code and which portion is structured to satisfy such requirements. Should terms and conditions set forth under this Section 13.4 conflict with the remainder of the Plan, the terms and conditions of this Section 13.4 shall prevail.

(a)  No Delegation.  The Committee shall not delegate responsibility for any employee the Committee believes may be a Covered Employee.

(b)  Performance Goals. The specific Performance Goals for employees who are Covered Employees shall be based upon one or more of the Performance Measures that apply to the individual, a business unit or the Company as a whole, and measured over a Performance Period.

(c)  Establishment of Performance Goals. All Performance Goals relating to Covered Employees for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code, which is currently no later than ninety (90) days after the commencement of a Performance Period (or, if shorter, no later than after 25% of the Performance Period has elapsed).

(d)  Objective. The Performance Goals must be objective and must satisfy third party “objectivity” standards as provided in Section 162(m) of the Code.

(e)  Adjustments. The Committee shall appropriately adjust any evaluation of performance under Performance Measures to exclude any of the following events that occurs during a Performance Period (as long as such exclusion does not result in any Award or program with regard to Covered Employees to fail to satisfy the requirements to be qualified performance-based compensation under Section 162(m) of the Code): (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

(f)  Negative Discretion Only. The Committee shall have no discretion to increase any payment, but shall have negative discretion to decrease any payment.

(g)  Pre-Payment Certification. The Award and payment of any Award under the Plan to a Covered Employee shall be contingent upon the attainment of the Performance Goals that are applicable to such Award. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals have been satisfied. Resolutions adopted by the Committee may be used for this purpose.

(h)  Limitations on Stock Options and Stock Appreciation Rights.  The total aggregate maximum number of shares of Stock for which Stock Options and Stock Appreciation Rights, in the aggregate, may be granted to any Covered Employee during any fiscal year shall not exceed 1,000,000 shares.

(i)  Limitation on Bonus Award.  The total aggregate maximum amount of compensation that could be paid to any Covered Employee pursuant to a Bonus Award during any fiscal year shall not exceed $4 million.

(j)  Limitation on Restricted Stock.  The total aggregate maximum number of shares of Restricted Stock that may be granted to any Covered Employee during any fiscal year shall not exceed 750,000 shares.

(k)  Limitation on Deferred Stock and Performance Awards.  The total aggregate maximum value (determined on the date of grant) of Awards of Deferred Stock and Performance Awards, in the aggregate, that may be granted to any Covered Employee during any fiscal year shall not exceed $5 million.

(l)  Deduction.  Notwithstanding anything contained in this Plan to the contrary, the Company may delay payment to any Participant to the extent that the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code and then only if all payments that could be delayed are also delayed. The delayed payment shall be made at the time required by Section 409A of the Code. The Award subject of the delayed payment shall be automatically transferred to the then applicable Finish Line non-qualified deferred compensation plan and be invested pursuant to the investment elections in effect for the participant pursuant to that plan. This Section 13.4(l) shall be interpreted and implemented in accordance with Section 409A of the Code and may be amended by the Committee in the Committee’s sole discretion to ensure such compliance.

(m)  Other Restrictions.  All Awards under the Plan to Covered Employees or to other Participants who may become Covered Employees at a relevant future date shall be further subject to such other terms, conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purposes of this Section 13.4 which is to avoid the loss of deduction by the Company under Section 162(m) of the Code.

(n)  No Impermissible Discretion.  To the extent any provision of the Plan creates impermissible discretion under Section 162(m) of the Code or would otherwise violate Section 162(m) of the Code with regard to Covered Employees, such provision shall have no force or effect.

Section 13.5 No Additional Obligation.  Nothing contained in the Plan shall prevent the Company or an Affiliate from adopting other or additional compensation or benefit arrangements for its employees.

Section 13.6 Withholding.  No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal income tax purposes with respect to any Award, the Participant shall pay to the Company (or other entity identified by the Committee), or make arrangements satisfactory to the Company or other entity identified by the Committee regarding the payment of, any federal, state, or local taxes of any kind (including any employment taxes) required by law to be withheld with respect to such income. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant. Subject to approval by the Committee, a Participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (a) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation, or (b) transferring to the Company shares of Stock owned by the Participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s withholding obligation.

Section 13.7 Controlling Law.  The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Indiana (other than its law respecting choice of law). The Plan shall be construed to comply with all applicable law and to avoid liability to the Company, an Affiliate or a Participant. In the event of litigation arising in connection with actions under the Plan, the parties to such litigation shall submit to the jurisdiction of courts located in Marion County, Indiana, or to the federal district court that encompasses said county.

Section 13.8 Offset.  Any amounts owed to the Company or an Affiliate by the Participant of whatever nature may be offset by the Company from the value of any Award to be transferred to the Participant, and Stock, cash or other thing of value under this Plan or an Agreement may be held by the Company and not transferred to such Participant unless and until all disputes between the Company and the Participant have been fully and finally resolved and the Participant has waived all claims to such against the Company or an Affiliate.

Section 13.9 No Rights with Respect to Continuance of Employment.  Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and a Participant, or the contractual relationship between a Participant and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an Affiliate and a Participant. The Company or an Affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an Affiliate shall have no obligation to retain the Participant in its employ or service as a result of this Plan. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this Plan.

Section 13.10 Awards in Substitution for Awards Granted by Other Corporations.  Awards may be granted under the Plan from time to time in substitution for awards held by employees, directors or service providers of other corporations who are about to become officers or employees of the Company or an Affiliate as the result of a merger or consolidation of the employing corporation with the Company or an Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing corporation, or the acquisition by the Company or Affiliate of the shares of the employing corporation, as the result of which it becomes an Affiliate. The terms and conditions of the Awards so granted may vary from the terms and conditions set forth in this Plan at the time of such grant as the Committee may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted and to ensure that the requirements imposed under Sections 162(m), 409A and 424 of the Code are met.

Section 13.11 Delivery of Stock Certificates.  To the extent the Company uses certificates to represent shares of Stock, certificates to be delivered to Participants under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the Participant, at the Participant’s last known address on file with the Company. Any reference in this Section or elsewhere in the Plan or an Agreement to actual stock certificates and/or the delivery of actual stock certificates shall be deemed satisfied by the electronic record-keeping and electronic delivery of shares of Stock or other mechanism then utilized by the Company and its agents for reflecting ownership of such shares.

Section 13.12 Indemnification.  To the maximum extent permitted under the Company’s articles of incorporation and by-laws, each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or by-laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

Section 13.13 Severability.  If any provision of this Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this Plan shall be construed as if such invalid or unenforceable provision were omitted.

Section 13.14 Successors and Assigns.  This Plan shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.

Section 13.15 Entire Agreement.  This Plan and the Agreements constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and an Agreement, the terms and conditions of this Plan shall control.

Section 13.16 Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 13.17 Headings.  The headings contained in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

Section 13.18 Notice.  All notices and other communications required or permitted to be given under the Plan shall be in writing or other form approved by the Committee and shall be deemed to have been duly given as follows (a) if to the Company mailed first class, postage prepaid at the principal business address of the Company to the attention of the Secretary of the Company; or (b) if to any Participant then delivered personally, mailed first class, postage prepaid at the last address of the Participant known to the sender at the time the notice or other communication is sent or delivered, or by e-mail, interoffice mail, intranet or other means of office communication determined by the Committee.

Section 13.19.  Recoupment. All Awards and any and all payments made or required to be made or stock received or required to be issued hereunder and pursuant to any this Plan or any Agreement to any Participant shall be subject to repayment to the Company by the Participant (and the successors, assigns, heirs, estate and personal representative of the Participant) pursuant to the terms of any clawback, recoupment or other policy implemented from time to time by the Board (any such policy, as amended, amended and restated or superseded the “Recoupment Policy”). As additional consideration for any Award granted to a Participant and for any payment made or required to be made or stock received or required to be issued hereunder and pursuant to any Agreement to any Participant, each Participant agrees that he/she is bound by and subject to the Recoupment Policy as in effect at any time and from time to time (whether before, at or after the granting or payment of any award).